Exhibit 99.2

GrowGeneration and Merida Capital Partners Expand Partnership to Aggressively Pursue Strategic Growth Opportunities

DENVER, CO / April 5, 2017 / GrowGeneration Corp. (GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis growers, with currently 10 locations in Colorado, one location in California and one in Nevada, announced today, that as a follow up to its recently announced financing from Merida Capital Partners, a cannabis infrastructure fund, it has entered into a strategic partnership with Merida to pursue opportunities across the infrastructure and ancillary cannabis industry.

As part of the agreement:

●	GrowGeneration will compensate Merida to provide advisory oversight and capital structuring for GrowGen’s rapidly expanding footprint in both the cannabis equipment and cultivation technology verticals.

●	Merida will also be assisting in the launch of “GrowGeneration Home,” an initiative to target the home grower with an array of indoor growing products for growing plants for clean food, clean air and clean medicine, serving the organic food grower and home cannabis grower verticals simultaneously.

Further, the companies announced that Merida will also receive a Board seat, which will allow Merida a greater role in capital structuring and strategic oversight as they work closer with GrowGen to manage their pipeline of growth opportunities.

Darren Lampert, Co-Founder and CEO, said, “Merida’s connectivity to the cannabis space is vast, with relationships with the large cultivation facilities, strategic and complementary companies and investments in other strategic companies like New Frontier Data. Our company could not be more proud and excited to bring one of Merida’s principals on as a board member. Merida’s professionals have been successfully deploying capital in cannabis for nearly six years and their contribution to GrowGeneration, and our new GrowGeneration Home division will be invaluable as we continue to execute our expansion and growth plan.”

Merida’s Managing Partner, Mitch Baruchowitz, added, “We are excited to continue our work with GrowGeneration and collaborate with their team to use Merida’s resources to create additional value for the rapidly expanding GrowGen portfolio. We have had a front seat to the incredible growth of GrowGen over the last three years, and are excited to assist their pursuit of strategic opportunities. Our addition to their Board will bring a wealth of governance and strategic oversight to an already well-functioning executive team. With their forward looking revenue guidance of $15MM, we look forward to supporting GrowGeneration’s existing operations and movement into new verticals.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 12 stores, which includes 10 locations in Colorado, 1 location in California and 1 location in Nevada. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. cannabis market was $5.7 billion in 2015 and is expected to have reached $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.